Exhibit 10.1

[FORM OF DIRECTORS AGREEMENT]

[Date]

RE: Vertical Computer Systems, Inc./ Director’s Agreement

Dear __________,

On behalf of Vertical Computer Systems, Inc., a Delaware corporation (the “Company”), I am pleased to offer you this agreement (the “Agreement”) to engage you to serve as a director (“Director”) on the Board of Directors of the Company, effective on the date first set forth above. The parties agree as follows:

1.           Services. Under your engagement as a Director of the Company, you will perform the following services: (a) carryout and assume responsibilities of a director as required under Delaware law, the Company’s Articles of Incorporation, the Company’s Amended and Restated By-Laws, the Company’s Code of Ethics, resolutions adopted by the directors or shareholders of the Company, and such other regulations and policies adopted by the Company from time-to-time; (b) provide guidance setting overall objectives; (c) review, discuss, and approve plans and programs of operation; (d) formulate general policies and offer advice and counsel; (e) review management performance; (f) participate in the appointment and removal of officers of the Company; (g) participate in disclosure of Company information in accordance with the securities regulations of the United States and elsewhere as applicable; (h) review internal and external financial and disclosure controls and procedures; and (i) use best efforts to attend scheduled meetings of the Company’s board of directors and shareholders.

2.           Term. The term of this Agreement will run from the date set forth above through the date the Company actually holds its next annual shareholder meeting and will continue thereafter under the terms of any new director compensation arrangement, provided that you continue to serve as a director after the next annual shareholder meeting.

3.           Compensation. In consideration for your services as a member of the Board of Directors, you will receive the following compensation:

(a)          The Company shall pay you the sum of Three Thousand Dollars ($3,000) per month, adjusted pro-rata, which shall be paid within 15 days after the end of each month, provided that the Company has “Available Cash” to pay such fees. “Available Cash” means all cash from the Company’s operations on hand or on deposit from time to time after the Company has raised sufficient funds or has sufficient funds to meet the working capital requirement of the Company for the then current-month. If the Company does not have sufficient “Available Cash” to pay the monthly fees, the fees will accrue without interest for up to 90 days, at which time such fees will become due.

(b)          The Company shall also issue warrants to you as follows: (i) a 5-year warrant from the date set forth above to purchase Five Hundred Thousand (500,000) shares of the Company’s common stock at a purchase price of $0.01 per share and (ii) a 5-year warrant that will be issued on the date the Company actually holds its next annual shareholders meeting to purchase Two Hundred Fifty-Thousand (250,000) shares of the Company’s common stock at a purchase price that is 85% of the 15-day average of the closing per share price of the Company’s common stock for the 15 days preceding the actual date the Company holds its annual shareholder meeting.

(c)          Except as expressly set forth in the agreement, you will receive no other compensation for your services as a member of the Board of Directors of the Company. The Company acknowledges that in the event you provide other services on behalf of the Company and its subsidiaries beyond the scope of your engagement as a Director hereunder, you will be entitled to receive additional compensation as mutually agreed to between you and the Company for providing such services

4.           Expenses; Reimbursement. The Company shall reimburse you for reasonable travel and other expenses incurred in the course of performing services hereunder.

5.           Confidentiality. You agree to execute the Company's standard Confidentiality and Standstill Agreement, a copy of which is attached as Exhibit “A” and incorporated herein by this reference. In addition, you acknowledge that you have received the Company's any Insider Trading Policies in effect from time to time and will abide by the Company’s strict policy that prohibits any new officer, director, employee, consultant or advisor from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

6.           Indemnification. The Company shall indemnify you in your capacity as a directors and/or officers for acts taken or omitted to be taken on behalf of the Corporation to the full extent provided or permitted by the laws of the State of Delaware from time to time in effect and the Company’s By-Laws, as amended from time to time. The Company agrees that, so long as you shall continue to serve as an agent of the Company and thereafter so long as you shall be subject to any possible proceeding by reason of the fact that you were an agent of the Company, the Company shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers. You acknowledge that the Company had provided you a copy of the Company’s D&O Insurance policy and confirm that such policy and coverage is currently acceptable to you. You and the Company acknowledge that the Company will be evaluating additional terms to include under indemnity agreement in order to attract and retain all directors and officers of the Company and its subsidiaries and that the terms of any such subsequent agreement entered into between you and the Company will be incorporated into the terms of this Agreement attached as Exhibit B.

7.           Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws. Should any provision or paragraph of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions, paragraphs and clauses of this Agreement shall remain fully enforceable and binding on the parties.

8.           Waiver. No waiver of any term, provision or condition of the Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of the Agreement.

9.           Entire Agreement. The Agreement (including any exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of the Agreement shall be effective unless made in writing and signed by both you and the Company.

10.         Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one instrument.

We look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter agreement and any attachments.

Best regards,

VERTICAL COMPUTER SYSTEMS INC.

By:
Luiz Valdetaro
Chief Technology Officer

ACCEPTED AND AGREED:

By:
________________, an individual